EXHIBIT 99.1

Sirna Therapeutics Appoints Gregory Weaver as Chief Financial Officer

SAN FRANCISCO, February 7, 2006 - Sirna Therapeutics, Inc. (Nasdaq: RNAI), a leading RNAi therapeutics company, announced today the appointment of Gregory Weaver, CPA, MBA as the Company's Senior Vice President and Chief Financial Officer. Mr. Weaver will direct and oversee Sirna's financial management, accounting activities and investor relations. He will report to Howard W. Robin, President and Chief Executive Officer of Sirna. Mr. Weaver's appointment will be effective as of February 13, 2006.

"We are pleased to have Greg join the team at Sirna,” stated Howard Robin. "He is a seasoned professional who has proven his ability to engage and work with the investment community. Greg brings an outstanding set of financial, transaction and strategic leadership skills to our team which we feel will be instrumental in building value for the organization both near and long term.”

Mr. Weaver has extensive experience with both publicly traded and private companies, most recently serving as the Chief Financial Officer of Nastech Pharmaceutical Company and prior to that, the Chief Financial Officer at ILEX Oncology. Throughout his career, Mr. Weaver has managed revenue and profit growth, manufacturing and R&D investments and has raised over $400 million in capital market transactions. In addition, Mr. Weaver has either led or participated in mergers, acquisitions, in and out-licensing transactions valued at over $200 million.

"I am excited to join Sirna Therapeutics at a time when the company is looking to bring a second compound into the clinic,” commented Mr. Weaver. "The work being pioneered by Sirna presents an exciting opportunity for the biotech and investment communities. I look forward to working closely with the team at Sirna in continuing to build awareness of both their scientific breakthroughs and their industry leading efforts in developing RNAi-based therapeutics."

Mr. Weaver sits on the Board of Director’s Executive Committee for the Washington Biotech and Biomedical Association and is currently a member of the Licensing Executive Society and the American Institute of CPA’s. Mr. Weaver received his BS degree from Trinity University in San Antonio, Texas and his MBA from the Boston College Graduate School of Management.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington's disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna-027, which has been partnered with Allergan, Inc., continues to demonstrate that it is safe and well tolerated with 100% of patients showing visual acuity stabilization after eight weeks from a single injection. In addition, Sirna recently announced that it has selected Sirna-AV34, a systemically delivered, optimized siRNA compound, as its candidate for advancement to human clinical testing against Hepatitis C virus. Sirna has a leading intellectual property portfolio in RNAi with 49 issued patents and over 240 pending applications worldwide. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Safe Harbor Statement

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. Moreover, Sirna's ability to develop products and operate as a going concern requires significant cash to fund its operating programs. Additional risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts
J. Michael French
Senior Vice President, Corporate Development
Sirna Therapeutics, Inc.,
(303) 449-6500

Investors
Francesca DeGrego
The Ruth Group
(646) 536-7024
fdeGrego@theruthgroup.com

Media
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com